Exhibit 28(h)(1)

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AGREEMENT made as of this 21st day of January, 2014, by and between each entity listed on Exhibit A hereto (each a “Fund”, collectively the “Funds”), and The Bank of New York Mellon, a New York banking organization (“BNY”).

W I T N E S S E T H :

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund desires to retain BNY to provide for the portfolios identified on Exhibit A hereto (each, a “Series”) the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Appointment.

Each Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2. Representations and Warranties.

(a) Each Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(iii) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv) To the extent the performance of any services described in Schedule I attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus; and

(v) It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus and Statement of Additional Information), each calculation of net asset value provided by BNY hereunder to Authorized Participants at the time BNY provides such calculation to Authorized Participants.

(b) BNY hereby represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power and authority to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms;

(iii) It has, and will maintain, such backup, contingency and disaster recovery procedures as are required by its regulators.

(iv) BNY has compliance policies and procedures reasonably designed to prevent violations of the federal securities laws, and it will cooperate with, make personnel available to, and provide such information as may reasonably be requested to the Funds’ Chief Compliance Officer (“CCO”) in order for the CCO to perform his or her duties under Rule 38a-1 under the 1940 Act. In addition, BNY will provide summary procedures and updates, as applicable, to the CCO concerning its compliance with applicable laws and regulations.

3. Delivery of Documents.

(a) Each Fund will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto (or notify BNY that any such documents and/or amendments and supplements thereto are publicly available providing such web links as are appropriate), if any:

(i) The Fund’s articles of incorporation or other organizational document and all amendments thereto (the “Charter”);

(ii) The Fund’s bylaws (the “Bylaws”);

(iii) Resolutions of the Fund’s board of directors or other governing body (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv) The Fund’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Fund (the “Registration Statement”);

(v) The Fund’s Notification of Registration under the 1940 Act on

Form N-8A filed with the SEC;

(vi) The Fund’s Prospectus and Statement of Additional Information pertaining to each Series (collectively, the “Prospectus”); and

(vii) A copy of any and all SEC exemptive orders issued to the Fund.

(b) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Fund.

(c) It shall be the sole responsibility of each Fund to deliver to BNY its currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus that is not contained in a Prospectus previously delivered to BNY until it is actually received by BNY.

4. Duties and Obligations of BNY.

(a) Subject to the direction and control of each Fund’s Board and the provisions of this Agreement, BNY shall provide to each Fund the services set forth on Schedule I attached hereto.

(b) In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records or other services normally performed by the Funds’ respective counsel or independent auditors.

(d) Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon reasonable request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which BNY reasonably believes is necessary in order to enable it to perform its duties hereunder. BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY as provided herein and shall be held harmless by each Fund when acting in good faith reliance upon such information, documents or advice relating to such Fund, provided that BNY has carried out its duties in accordance with its standard of care as set forth herein. All fees or costs charged by such persons shall be borne by the appropriate Fund. In the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e) Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(f) Subject to the provisions of this Agreement, BNY shall compute the net asset value per share of each Fund and shall value the securities held by the Fund at such times and dates and in the manner specified in the then currently effective Prospectus of the Fund, except that notwithstanding any language in the Prospectus, in no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely the responsibility of the Fund. BNY shall provide a report of such net value to the Fund and Authorized Participants at the respective times set forth in Schedule I, as amended from time to time. To the extent valuation of securities or computation of a net asset value as specified in the Fund’s then currently effective Prospectus is at any time inconsistent with any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY at all appropriate times with the values of such securities and the Fund’s net asset value, or subject to the prior approval of BNY, instruct BNY in writing to value securities and compute net asset value in a manner which the Fund then represents in writing to be consistent with all applicable laws and regulations. The Fund may also from time to time, subject to the prior approval of BNY, instruct BNY in writing to compute the value of the securities or net asset value in a manner other than as specified in this paragraph. By giving such instruction, the Fund shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Prospectus of the Fund. The Fund shall have sole responsibility for determining the method of valuation of securities and the method of computing net asset value.

(g) The Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed reasonably necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. Each Fund shall also furnish BNY with bid, offer, or market values of Securities if BNY notifies such Fund that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its reasonable judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any particular securities pricing or similar service.

(h) BNY may apply to an officer or duly authorized agent of any Fund for written instructions with respect to any matter arising in connection with BNY’s performance hereunder for such Fund, and in the absence of manifest error, BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions shall set forth in writing any action proposed to be taken or omitted to be taken by BNY, in good faith, with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in good faith accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.

(i) BNY may consult with counsel to the appropriate Fund and shall be fully protected with respect to anything done or omitted by it provided that BNY acts in good faith and without negligence or willful misfeasance in carrying out such advice or opinion of such counsel to the Fund, and provided further that, any such action or omission by BNY is consistent with BNY’s rights and responsibilities under this Agreement.

(j) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY shall have no duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims (provided that, certain services relating to tax reclaims may be provided by BNY subject to the terms and conditions of a custodial services agreement), tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(k) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation, except for those set forth herein, shall be implied against BNY in connection with this Agreement.

(l) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it on behalf of a Fund, and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of a Fund. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its reasonable judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this subsection (m) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(n) BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s), other than BNY or a BNY affiliate, to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement. Upon the occurrence of any such delay or failure BNY shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.

(o) The books and records pertaining to the Funds which are in possession of BNY shall be the property of the Funds. Such books and records shall be prepared and maintained by BNY as required by the 1940 Act and the rules thereunder, with particular attention to Section 31 and Rules 31a-1 and 31a-2 thereunder. The Funds, or their authorized representatives, shall have access to such books and records during BNY’s normal business hours. Upon the reasonable request of a Fund, copies of any such books and records shall be provided by BNY to the Fund or its authorized representative as soon as practicable under the circumstances. Upon the request of a Fund, BNY shall provide in hard copy or on computer disc any records which are maintained by BNY on a computer disc, or are similarly maintained. In the event of the termination of this Agreement, the Funds’ books and records will be returned to the Funds upon request.

5. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to such Fund’s shareholders, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers. Except as otherwise provided herein and in the related fee schedule, as may be amended from time to time, BNY shall pay all of its costs and expenses arising or incurred in connection with its performance under this Agreement.

6. Compliance Services.

(a) If Schedule I contains a requirement for the BNY to provide the Fund with compliance services, such services shall be provided pursuant to the terms of this Section 6 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed and documented between the BNY and each Fund, and the results of the BNY’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. The BNY shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(b) The Fund will examine each Compliance Summary Report delivered to it by the BNY and notify the BNY of any error, omission or discrepancy within ten (10) days of its receipt. The Fund agrees to notify the BNY promptly if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies the BNY of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify the BNY of such condition within one business day after discovery thereof.

(c) While BNY will endeavor to identify out-of-compliance conditions, BNY does not and could not for the fees charged, make any guarantees with respect to its ability to identify all such conditions. Provided BNY acted in good faith, in the event of any errors or omissions in the performance of Compliance Services, the Fund’s sole and exclusive remedy and the BNY’s sole liability shall be limited to re-performance by the BNY of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

7. Rule 38a-1 and Regulatory Administration Services.

(a) If Schedule I contains a requirement for BNY to provide a Fund with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 7 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b) Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person.

(c) All work product produced by BNY as outlined at Schedule I in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the applicable Fund and by the Fund’s legal counsel. The Regulatory Support Services performed by BNY under this Agreement will be at the request and direction of the Fund and/or its chief compliance officer (the “Fund’s CCO”), as applicable. BNY disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

8. Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNY shall exercise reasonable care and diligence in carrying out all of its duties and obligations under this Agreement and BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including reasonable attorneys’ and accountants’ fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY’s own negligence, bad faith, willful misfeasance, reckless disregard of its duties hereunder, or breach of any representation or warranty of BNY contained in this Agreement. In no event shall either party be liable to the other party or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

(b) Each Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred by or which may be asserted by a third party against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Registration Statement or Prospectus, (iii) any instructions of an officer of such Fund, or (iv) any opinion of legal counsel for such

Fund pursuant to Section 4(j) of this Agreement, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 8(a). This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement.

(c) Without limiting the generality of the foregoing, each Fund shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by or on behalf of a Fund;

(ii) Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions of the Fund or otherwise carried out by BNY without negligence, bad faith, willful misfeasance or reckless disregard of its duties hereunder;

(iii) Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for a Fund or its own counsel pursuant to Section 4(i) of this Agreement;

(iv) Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement;

(v) The method of valuation of the securities and the method of computing each Fund’s net asset value to the extent such methods were instructed by a Fund or its agents, directly or by way of its Prospectus; or

(vi) Any valuations of securities or net asset value provided by a Fund.

(d) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BNY to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith, which presumption may be rebutted by evidence.

(e) BNY agrees to indemnify and hold harmless each Fund, its officers, directors and employees and their respective successors and permitted assigns from and against any and all liabilities, claims, costs, fines, damages, expenses, losses and reasonable attorneys’ fees determined by a final arbiter of competent jurisdiction to have arisen out of BNY’s negligence, bad faith, willful misfeasance, reckless disregard for its duties hereunder, or breach of any representation or warranty of BNY contained in this Agreement; provided, that the Fund shall not be entitled to indemnification hereunder for costs, expenses, damages, liabilities or claims arising out of its negligence, bad faith, willful misfeasance, reckless disregard of its duties hereunder, or breach of any representation or warranty of the Fund contained in this Agreement. This indemnity shall be a continuing obligation of BNY, its successors and assigns, notwithstanding the termination of this Agreement.

(f) A party seeking indemnification hereunder (the “Indemnified Party”) shall (i) provide prompt notice to the other party of any claim (“Claim”) for which it intends to seek indemnification, (ii) grant control of the defense and for settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party shall have the right at its own expense to participate in the defense of any Claim, but shall not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification shall not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

(g) Notwithstanding any other provision contained in this Agreement, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (a) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund; (b) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (c) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (d) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(h) All obligations of a Fund under this Agreement shall apply only on a Series by Series basis, and the assets of one Series shall not be liable for the obligations of another Series.

9. Compensation.

For the services provided hereunder, each Fund agrees to pay BNY such compensation as is mutually agreed from time to time and such reasonable out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Each Fund authorizes BNY to debit such Fund’s custody account for all amounts due and payable hereunder. BNY shall deliver to each Fund invoices for services rendered after debiting such Fund’s custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.

10. Term of Agreement.

(a) The term of this Agreement shall be one year commencing upon the date hereof and shall automatically renew for additional one-year terms unless either party provides written notice of termination at least ninety (90) days prior to the end of any one year term or, unless earlier terminated as provided in Section 10(b) below. Upon termination hereof, the affected Fund(s) shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.

(b) Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to a Fund if such Fund shall terminate its custody agreement with The Bank of New York Mellon, and either party may terminate the Agreement upon 30 days prior written notice if the other party fails to perform its obligations hereunder in a material respect and does not cure such material failure within 30 days of receiving such written notice.

(c) The terms of Sections 7 and 8 shall survive the termination of this Agreement.

11. Authorized Persons.

Attached hereto as Exhibit B is a list of persons duly authorized by the board of each Fund to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of such Fund. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

12. Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby, and authorized or approved by such Fund’s Board.

13. Assignment; Subcontracting.

(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by any Fund without the written consent of BNY, or by BNY without the written consent of the affected Fund.

(b) Notwithstanding the foregoing: (i) BNY may assign or transfer this Agreement to any BNY Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY gives the relevant Funds thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY; (ii) BNY may subcontract with, hire, engage or otherwise outsource to any BNY Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY of any of its liabilities hereunder; (iii) BNY may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the relevant Funds; (B) limit BNY’s liability such that BNY shall only be liable for failure to reasonably select such unaffiliated third party, and BNY shall have no liability for any acts or omissions to act of such unaffiliated third party; and (C) require such unaffiliated third party to agree to be bound by substantively the same obligations and restrictions with respect to the subcontracted service, and be liable to the same extent, as BNY pursuant to this Agreement; and (iv) BNY, in the course of providing certain additional services requested by a Fund, including but not limited to, Typesetting, or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY with the ability to generate certain reports or provide certain functionality. BNY shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY will disclose the identity of the Vendor and the status of the contractual relationship, and a Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c) As compensation for the Vendor Eligible Services rendered by BNY pursuant to this Agreement, the applicable Fund will pay to BNY such fees as may be agreed to in writing by the Fund and BNY. In turn, BNY will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY will retain the difference between the amount paid to BNY hereunder and the fees BNY pays to the Vendor as compensation for the additional services provided by BNY in the course of making the Vendor Eligible Services available to the Fund.

14. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

15. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

16. No Waiver.

Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

17. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to a Fund, at

Reality Shares ETF Trust

402 West Broadway, Suite

2800 San Diego, CA 92101

if to BNY, at

The Bank of New York Mellon

One Wall Street

New York, New York 10286

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

18. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

19. Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

REALITY SHARES ETF TRUST, on behalf of each Fund listed on Exhibit A

By:	/s/ Eric Ervin
Name:	Eric Ervin
Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ Stephen Cook
Name:	Stephen Cook
Title:	Managing Director

EXHIBIT A

Fund Name	Series
Reality Shares ETF Trust	Reality Shares NASDAQ-100 Isolated Dividend Growth Index ETF Reality Shares U.S. Isolated Dividend Growth Index ETF ETF Reality Shares Isolated Dividend Growth ETF

EXHIBIT B

I, Eric Ervin, of Reality Shares ETF Trust, a Delaware Statutory Trust (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed to each such position and qualified therefor in conformity with the Fund’s organizational documents and by-laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Fund to BNY.

Name	Position	Signature

Eric Ervin	President	/s/ Eric Ervin

Tom Trivella	Treasurer	/s/ Tom Trivella

Ryan Ballantyne	Secretary	/s/ Ryan Ballantyne

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY or a BNY Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation support and computation accounting services for each Fund:

•	Journalize investment, capital share and income and expense activities;

•	Maintain individual ledgers for investment securities;

•	Maintain historical tax lots for each security;

•	Reconcile cash and investment balances of each Fund with the Fund’s custodian and provide a Fund’s investment adviser, as applicable, with the beginning cash balance available for investment purposes upon request;

•	Calculate various contractual expenses;

•	Calculate capital gains and losses;

•	Calculate daily distribution rate per share;

•	Determine net income;

•	Obtain security market quotes and currency exchange rates from pricing services approved by a Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

•	Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);

•	Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser;

•	Calculate yields and portfolio average dollar-weighted maturity as applicable; and

•	Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for each Fund:

•	Financial Statement Preparation & Review

•	Prepare the Fund’s annual and semi-annual shareholder reports[1] for shareholder delivery and for inclusion in Form N-CSR;

•	Prepare the Fund’s quarterly schedule of portfolio holdings[1] for inclusion in Form N-Q;

•	Prepare, circulate and maintain the Fund’s financial reporting production calendar;

•	Prepare and file (or coordinate the filing of) the Fund’s Form N-SAR;

•	Prepare and file (or coordinate the filing of) the Fund’s Form 24f-2; and

•	Prepare and coordinate the filing of the Fund’s monthly website files and Form N-MFP, as applicable to money market funds.

•	Typesetting Services

•	Create financial compositions for the applicable financial report and related EDGAR files;

•	Maintain country codes, industry class codes, security class codes and state codes;

•	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

•	Create components that will specify the proper grouping and sorting for display of portfolio information;

•	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);

•	Process, convert and load security and general ledger data;

•	Include data in financial reports provided from external parties to BNY Mellon which includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

•	Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and a Fund, BNY Mellon will use the same layout for production data for every successive reporting period);

•	Generate financial reports using the Vendor’s capabilities which include the following:

•	front/back cover;

•	table of contents;

•	shareholder letter;

•	Management Discussion and Analysis commentary;

•	sector weighting graphs/tables;

•	disclosure of Fund expenses;

•	schedules of investments;

•	statement of net assets;

•	statements of assets and liabilities;

•	statements of operation;

•	statements of changes;

[1]	Requires “Typesetting Services” as described herein.

•	statements of cash flows;

•	financial highlights;

•	notes to financial statements;

•	report of independent registered public accounting firm;

•	tax information; and

•	additional Fund information as mutually agreed in writing between BNY Mellon and a Fund.

•	Unless mutually agreed in writing between BNY Mellon and a Fund, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports. At the request of a Fund and upon the mutual written agreement of BNY Mellon and the Fund as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to, change the format or layout of reports from time to time.

TAX SERVICES

BNY Mellon shall provide the following tax services for each Fund:

•	Tax Provision Preparation

•	Prepare fiscal year-end tax provision analysis;

•	Process tax adjustments on securities identified by a Fund that require such treatment;

•	Prepare ROCSOP adjusting entries; and

•	Prepare financial statement footnote disclosures.

•	Excise Tax Distributions Calculations

•	Prepare calendar year tax distribution analysis;

•	Process tax adjustments on securities identified by a Fund that require such treatment; and

•	Prepare annual tax-based distribution estimate for each Fund.

•	Other Tax Services

•	Prepare for execution and filing, the federal and state income and excise tax returns;

•	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

•	Uncertain Tax Provisions

•	Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”);

•	Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;

•	Determine whether Tax Positions have been consistently applied, and documentation of any inconsistencies;

•	Review relevant statutory authorities;

•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

•	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon; and

•	Delivery of a written report to the applicable Fund detailing such items.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for each Fund:

•	In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY Mellon in writing from time to time, monitor such Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

•	Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required).

•	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

•	Calculate Fund approved income and per share amounts required for periodic distributions to be made by the applicable Fund;

•	Calculate total return information;

•	Coordinate a Fund’s annual audit;

•	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

•	If the chief executive officer or chief financial officer of a Fund is required to provide a certification as part of the Fund’s Form N-Q or Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance. BNY Mellon shall be required to provide the sub-certification only during the term of this Agreement with respect to the applicable Fund and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services for each Fund:

•	Maintain a regulatory calendar for each Fund listing various SEC filing and Board approval deadlines;

•	Assemble and distribute board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Fund counsel);

•	Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof;

•	Prepare and coordinate the filing of annual post-effective amendments to a Fund’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series);

•	Prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX, as applicable (with the Fund supplying the voting records in the format required by BNY Mellon);

•	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list; and

•	Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as BNY Mellon and the applicable Fund may mutually agree upon in writing from time to time.

•	eBoard Book Services (available at an additional cost and subject to certain additional terms):

•	Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNY Mellon and a Fund.